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                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



Service-to-Industry, Inc.


Technology-to-Industry, Inc.


Labor-to-Industry, Inc.


U.S. Technologies Acquisition Sub, Inc.



Each subsidiary of the Registrant has been organized and is a corporation existing under the laws of the State of Delaware.